EXHIBIT 12


                         TRICO MARINE SERVICES, INC.

                                 EXHIBIT 12

               STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                              TO FIXED CHARGES

                       (In thousands, except ratios)
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                              Two months
                                ended                                             Three Months
                             December 31,         Year ended December 31,         Ended March 31,
                                           ----------------------------------   -------------------
                                 1993         1994       1995(1)       1996       1996      1997
                             ------------  --------     --------     --------   --------  ---------
Net income (loss)             $      846   $   486      $(1,299)     $ 9,974    $   364    $ 6,671

Income tax expense (benefit)         564       226         (670)       5,814        188      3,592
                             ------------  --------     --------     --------   --------  ---------
Earnings from continuing
  operations before income
    taxes                     $    1,410   $   712      $(1,969)     $15,788    $   552    $10,263
                             ============  ========     ========     ========   ========  =========

Fixed charges

  Interest on long-term
    debt                      $      620   $ 3,767      $ 3,850      $ 2,282    $ 1,036    $   726

  Amortization of deferred
    financing costs                   60       344          381          197        102         17
                             ------------  --------     --------     --------   --------  ---------

          Total fixed
            charges           $      680   $ 4,111      $ 4,231      $ 2,479    $ 1,138    $   743
                             ============  ========     ========     ========   ========  =========
Earnings from continuing
  operations before income
    taxes and fixed charges   $    2,090   $ 4,823      $ 2,262      $18,267    $ 1,690    $11,006
                             ============  ========     ========     ========   ========  =========

Ratio of earnings to fixed
  charges                            3.1       1.2          0.5         7.4         1.5       14.8
                             ============  ========     ========     ========   ========  =========

(1) Earnings were insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $2.0 million.




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